Exhibit 10.45

FIRST AMENDMENT
TO
REVENUE INTERESTS ASSIGNMENT AGREEMENT
AND TO
GUARANTY

This FIRST AMENDMENT TO REVENUE INTERESTS ASSIGNMENT AGREEMENT AND TO GUARANTY (this “Amendment”) is dated as of November 28, 2006, and is entered into by and among King George Holdings Luxembourg IIA S.à r.l., a Luxembourg private limited company (together with its permitted successors and assigns, “King George”), Acorda Therapeutics, Inc., a Delaware corporation (“Acorda”), and Paul Royalty Fund II, L.P. (“Guarantor”).

RECITALS

A.            King George and Acorda are parties to the Revenue Interests Assignment Agreement, dated as of December 23, 2005 (as amended, modified or supplemented from time to time, the “Revenue Agreement”).

B.            In connection with the Revenue Agreement, Guarantor executed that certain Guaranty, dated as of December 23, 2005, in favor of Acorda (as amended, modified or supplemented from time to time, the “Guaranty”).

B.            The parties hereto desire to amend the Revenue Agreement and the Guaranty, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the agreements and provisions herein contained and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1.  Definitions.  Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Revenue Agreement.

Section 2.  Amendments to the Revenue Agreement and to the Guaranty.  Each of the Revenue Agreement and the Guaranty is hereby amended, effective as of the date this Amendment becomes effective in accordance with Section 5 hereof, as follows:

2.1  Amendment to Section 1.01.  The following definition appearing in Section 1.01 of the Revenue Agreement is hereby amended by deleting such definition in its entirety and inserting the following new definition in replacement thereof:

“Applicable Percentage” shall mean, as of any date of determination, on a Fiscal Year-by-Fiscal Year basis (or applicable portion thereof in the first and last Fiscal Years under this Agreement), during the period from October 1, 2005 through and including December 31, 2015:

(a)           prior to the date that the payments received and retained (i.e., not refunded by PRF) by PRF under Sections 2.02(b) and 5.08 are less than the product of (x) 2.1 times (y) the aggregate amount paid by PRF under Section 2.03, the following:

(i)            with respect to Net Revenues of up to and including $30,000,000, fifteen percent (15%),

(ii)           with respect to Net Revenues in excess of $30,000,000 but less than and including $60,000,000, six percent (6%), and

(iii)          with respect to Net Revenues in excess of $60,000,000, one percent (1%), and

(b)           from and after the date that the payments received and retained (i.e., not refunded by PRF) by PRF under Sections 2.02(b) and 5.08 are at least as great as the product of (x) 2.1 times (y) the aggregate amount paid by PRF under Section 2.03, one percent (1%).

2.2  Amendment to Section 2.03(a).  Sections 2.03(a)(ii) and 2.03(a)(iii) of the Revenue Agreement are hereby amended by deleting such Sections 2.03(a)(ii) and 2.03(a)(iii) in their entirety and inserting the following in lieu thereof:

“(ii)         an additional $5,000,000 (the “Initial Contingent Payment”) payable within three (3) Business Days of the Effective Date (as defined in the First Amendment to Revenue Interests Assignment Agreement and to Guaranty);

(iii)          an additional $5,000,000 (the “Secondary Contingent Payment”) within eleven (11) Business Days of the earlier of (A) notification from Acorda that it has closed its accounting books (on an unaudited basis) for the period from January 1, 2006 through and including December 31, 2006 and (B) the public reporting by Acorda of its audited financial results for the period from January 1, 2006 through and including December 31, 2006, payable if and only if Net Revenues during such period equal or exceed $25,000,000; and”

2.3  Amendment to Article IV.  Article IV of the Revenue Agreement is hereby amended by deleting each reference therein to “PRF” (other than the initial reference thereto) and substituting therefor a like reference to “King George Holdings Luxembourg IIA S.à r.l.”

2.4  Amendment to Section 4.06.  Section 4.06 of the Revenue Agreement is hereby amended by deleting the text thereof and inserting in lieu thereof the following:

“King George Holdings Luxembourg IIA S.à r.l. and Guarantor will at all times collectively have access to sufficient funds to satisfy their obligations under Section 2.03 and Section 8.05 as they become due.”

2.5  Amendment to Section 5.02(a). Section 5.02(a) of the Revenue Agreement is hereby amended by changing the phrase “proceeding, , offer” to “proceeding, offer”.

2.6  Amendment to Section 5.08(c).  Section 5.08(c) of the Revenue Agreement is hereby amended by changing the word “received” to “receivable”.

2.7  Amendment to Section 5.15.  Section 5.15 of the Revenue Agreement is hereby amended by adding the following new text at the end thereof:

“Notwithstanding any provision contained in this Section 5.15 or otherwise within this Agreement, the proceeds of the Initial Contingent Payment and of the Secondary Contingent Payment shall be exclusively and promptly used by Acorda to fund expansion and maintenance of the Acorda sales force in support of the business plan and commercialization of the Product, including sales operation and expansion and royalty and/or other payments related to the acquisition and supply of the Product.  All of such proceeds shall be used exclusively to support sales and marketing related specifically and solely to the Product.  Acorda shall not use the Initial Contingent Payment or the Secondary Contingent Payment for any other current or future product of Acorda except if such use is ancillary and relates to the use of proceeds to support, or would in Acorda’s reasonable business judgment, support the commercialization of the Product.  Acorda shall not use the Initial Contingent Payment or the Secondary Contingent Payment for the hiring of a Contract Sales Organization (as defined below).  “Contract Sales Organization” shall mean any third party sales organization retained by Acorda to provide sales representatives to conduct an in person physician detailing program to promote the Product, other than (i) any such organization or organizations engaged by Acorda on or prior to November 28, 2006 (provided, that such engagement is in effect as of November 28, 2006) or (ii) any pharmaceutical or biopharmaceutical company with which Acorda enters into a co-promotion, co-marketing or similar agreement relating to the Product.”

2.8  Amendment to Section 8.06(a).  Section 8.06(a) of the Revenue Agreement is hereby amended by adding the words “the relationship between” after the phrase “deemed to constitute” appearing therein.

2.9          Amendment to Guaranty.  The Guaranty is hereby amended, and such amendment is hereby consented to by Acorda, by deleting the last sentence thereof and inserting in lieu thereof the following:

“This PRF Guaranty shall survive until the earlier to occur of (i) PRF’s payment of the Secondary Contingent Payment to Acorda or its designee in accordance with Section 2.03(a)(iii) of the Revenue Interests Agreement, and (ii) to the extent that the conditions requiring PRF to make the Secondary Contingent Payment in accordance with Section 2.03(a)(iii) have not been satisfied, the earliest date by which it shall have been determined that such conditions were not satisfied, and no claim may be made by Acorda hereunder for PRF Obligations after such time; provided, that any written claim for satisfaction of PRF Obligations made and delivered to Paul Royalty Fund prior to such expiration date shall survive thereafter with respect to such claim.”

Section 3.  Representations and Warranties of Acorda.  Acorda hereby represents and warrants to King George the following:

3.1  Corporate Power, Authorization; Binding Effect.  Acorda has all necessary power and authority to enter into, execute and deliver this Amendment and to perform all of the obligations to be performed by it hereunder and to consummate the transactions contemplated hereunder.  This Amendment has been duly authorized, executed and delivered by Acorda and this Amendment constitutes the valid and binding obligation of Acorda, enforceable against Acorda in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

3.2  No Conflict.  Neither the execution and delivery of this Amendment nor the performance or consummation of the transactions contemplated hereby will:  (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Acorda or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, the breach or violation of which could reasonably be expected to result in a Material Adverse Effect; or (B) any Material Contract or any other contract, agreement, commitment or instrument to which Acorda or any of its Subsidiaries is a party or by which Acorda or any of its Subsidiaries or any of their respective assets or properties is bound or committed for which breach, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the certificate of incorporation or by-laws (or other organizational or constitutional documents) of Acorda or any of its Subsidiaries; (iii) require any notification to, filing with, or consent of, any Person or Governmental Authority; (iv) give rise to any right of termination, cancellation or acceleration of any right or obligation of Acorda or any of its Subsidiaries or any other Person or to a loss of any benefit relating to the Revenue Interests or the Assigned Interests.

Section 4.  Representations and Warranties of King George Holdings Luxembourg IIA     S.à r.l.  King George Holdings Luxembourg IIA S.à r.l. hereby represents and warrants to Acorda the following:

4.1  Power, Authorization; Binding Effect.  King George Holdings Luxembourg IIA S.à r.l. has all necessary power and authority to enter into, execute and deliver this Amendment and to perform all of the obligations to be performed by it hereunder and to consummate the transactions contemplated hereunder.  This Amendment has been duly authorized, executed and delivered by King George Holdings Luxembourg IIA S.à r.l. and this Amendment constitutes the valid and binding obligation of King George Holdings Luxembourg IIA S.à r.l., enforceable against King George Holdings Luxembourg IIA S.à r.l. in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

4.2  No Conflict.  Neither the execution and delivery of this Amendment nor the performance or consummation of the transactions contemplated hereby will:  (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which King George Holdings Luxembourg IIA S.à r.l. or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which King George Holdings Luxembourg IIA S.à r.l. is a party or by which King George Holdings Luxembourg IIA S.à r.l. or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of King George Holdings Luxembourg IIA S.à r.l.; or (iii) require any notification to, filing with, or consent of, any Person or Governmental Authority.

Section 5.  Condition Precedent.  This Amendment and the amendments set forth in Section 2 hereof shall be effective as of the date of this Amendment (the “Effective Date”) upon each party hereto having executed an original counterpart of this Amendment and delivering (including by way of facsimile transmission) the same to the other party hereto.

Section 6.  General Confirmations.

6.1  Continuing Effect.  Except as specifically provided herein, the Revenue Agreement and the other Transaction Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

6.2  No Waiver.  This Amendment is limited as specified and the execution, delivery and effectiveness of this Amendment shall not operate as a modification, acceptance or waiver of any provision of the Revenue Agreement and the other Transaction Documents, except as specifically set forth herein.

6.3  References.  From and after the Effective Date, (i) all references in the Revenue Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Revenue Agreement shall mean the Revenue Agreement as amended hereby and (ii) all references in the Revenue Agreement, the other Transaction Documents or any other agreement, instrument or document executed and delivered in connection therewith to “Revenue Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Revenue Agreement shall mean the Revenue Agreement as amended hereby.

Section 7.  Miscellaneous.

7.1  Governing Law; Jurisdiction.  This Amendment shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.  Any legal action or proceeding with respect to this Amendment may be brought in any state or federal court of competent jurisdiction in the state, county and city of New York.  By execution and delivery of this Amendment, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts.  Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Amendment.

7.2  Severability.  If any provision of this Amendment is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect unless the invalid provisions are of such essential importance to this Amendment that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions. In such event, the parties shall substitute such invalid provisions with valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Amendment also with those substituted provisions.

7.3  Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.  Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.

7.4  Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.5  Amendments.  No provision of this Amendment may be amended, modified, supplemented or waived except in accordance with Section 8.09(a) of the Revenue Agreement.

7.6  Expenses.  Notwithstanding Section 8.14 of the Revenue Agreement, the maximum amount of costs and expenses of King George (inclusive of legal fees) incurred in connection with the preparation, execution and delivery (but not the enforcement) of this Amendment for which Acorda shall be responsible for reimbursing King George shall be $50,000.

7.7  Notices.  Pursuant to Section 8.03 of the Revenue Agreement, Acorda is hereby notified that from and after the date of this Amendment, until further notified by King George in accordance with such Section 8.03, all notices to King George under the Revenue Agreement and the other Transaction Documents shall be addressed as follows:

King George Holdings Luxembourg IIA S.à r.l.
c/o Paul Capital Partners
140 East 45th Street, 44th Floor
New York, NY 10017
Attention:  Lionel Leventhal, Partner

Facsimile No.:  (646) 264-1101
Email:  lleventhal@paulcap.com

with a copy to:

Paul Royalty Fund II, L.P.
50 California Street, Suite 3000
San Francisco, CA 94111
Attention:  Chief Financial Officer
Facsimile No.:  (415) 283-4301

7.8  Binding Effect; Assignment.  This Amendment shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted assigns, subject to the provisions of Section 8.04 of the Revenue Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Acorda:	ACORDA THERAPEUTICS, INC.

	By:	/s/ Ron Cohen
Name: Ron Cohen
Title: President and CEO

King George:	KING GEORGE HOLDINGS LUXEMBOURG IIA S.À R.L.

	By:	Paul Capital Management, LLC,
its General Partner

	By:	/s/ Lionel Leventhal
Name: Lionel Leventhal
Title: Manager

Guarantor:	PAUL ROYALTY FUND II, L.P.

	By:	Paul Capital Royalty Management, LLC
Its: General Partner

	By:	Paul Capital Advisors, LLC Its: Manager

	By:	/s/ Lionel Leventhal
Name: Lionel Leventhal
Title: Manager